U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 30, 2017

SurePure, Inc.

(Exact name of Company as specified in its charter)

Nevada	000-54172	26-3550286
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

405 Lexington Avenue, 25th Floor
New York, NY 10174
(Address of principal executive offices)

Telephone: (917) 368-8480
Facsimile: (917) 368-8005
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

During the fourth quarter of 2016, we reported that we had received a notice from the Debt Enforcement Authority Zug (the “Authority”) on behalf of the Canton of Zug, Switzerland, relating to a possible seizure of the assets of our SPOAG subsidiary. The basis for the notice of seizure was SPOAG’s failure to pay payroll taxes and social security obligations owing to the Canton of Zug included in the obligations referred to above. Within the next two weeks, we were advised by our Swiss counsel that the Authority had agreed to a revised payment schedule for the payment of the overdue payroll taxes, with payments by SPOAG to be made before December 31, 2016. We did not make scheduled payments and, as a result, the Authority rejected the plan.

As disclosed in Note 10 to our consolidated financial statements for the quarter ended March 31, 2017 as included in our Form 10-Q for that quarter filed on May 23, 2017 (the “March 31 Form 10-Q”), the unpaid balance of this liability was approximately $256,000 and was included in accounts payable and other current liabilities in the accompanying unaudited consolidated balance sheets as of March 31, 2017.

On May 24, 2017, we reported that we had received an additional notice from the Authority on behalf of the Canton of Zug. The notice required that we present ourselves on June 1, 2017 to permit the seizure of the assets of SPOAG. The principal assets of SPOAG are the international patents which cover our SurePure Photopurification Technology in all countries other than South Africa. If we were to be divested of ownership of these patents, then the new holder of the patents could bring legal proceedings to force us to cease manufacturing or selling products that use our technology until the patents expire in October 2020. As a result, we would likely be forced to cease operations.

On May 30, 2017 we secured $100,000 funding in exchange for the issuance of 1,250,000 share of our Common Stock. We applied a portion of these funds to make the payment of the 2015 balance of approximately $25,000 which was to have been paid to the Authority on or before March 30, 2017. Through our Swiss Counsel, we have held discussions with the Authority and we have been informed that the Authority has agreed to withdraw the seizure notice received on May 22, 2017. Additionally we have been informed that the remaining amounts due to the tax authority of approximately $125,000 must be paid by June 15, 2017, failing which the Authority will issue a new notice of seizure.

On May 24 2017, we reported that we had also been advised by the Swiss social security fund that, unless we bring the past due contributions up to date by May 31, 2017, SPOAG’s registration with this fund will be terminated. SPOAG will then be in contravention of local laws and regulations in this regard and may become subject to additional penalties. We applied a portion of the funds received on May 30, 2017 to settle the amount due as at December 31, 2016. Additionally, we have been informed that the remaining amounts due to the fund of approximately $20,000 must be paid by June 15, 2017, failing which the fund will cancel SPOAG’s registration.

Both the Social Security Fund and the Tax department have advised that there will be no leniency regarding late contributions going forward and, should SPOAG not keep its payments up to date, immediate action will be taken.

Although the Company is currently in discussions with current and prospective investors regarding further funding, we cannot predict whether we will be successful in raising additional funding for the Company.

Additionally as noted in our March 31 Form 10-Q, we have incurred recurring operating losses and have a working capital deficiency. These conditions, among others, raise substantial doubt about the Company’s ability to meet these payment obligations, and the Company’s ability to continue as a going concern.

For a complete understanding of our financial results and financial position, investors are referred to our March 31 Form 10-Q. Our SEC reports can be found on our website

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUREPURE, INC.
(Registrant)

Date: June 2, 2017	/s/ Guy R. Kebble
Guy R. Kebble
Chief Executive Officer